UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

The Alger Institutional Funds

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Your vote is needed!

Dear Shareholder:

Please be aware that the Alger Focus Equity Fund has adjourned the Special Meeting of Shareholders until June 16, 2025.

We have adjourned the special meeting of shareholders because we have not received the required number of votes to approve changing the Fund from a diversified company to a non-diversified company and eliminating the related fundamental investment policy on diversification.

Our records indicate that your account and shares have not yet been voted. The only way to pass the proposal is to vote your shares.

Your prompt response will help us meet shareholder approval requirements before the next meeting, thereby reducing the risk of additional solicitation costs and meeting postponement. If you have already voted, thank you for your response.

www.proxyvote.com Have your proxy card handy and follow the simple directions to complete the electronic voting instruction form.	Without a proxy card Call 1-833-215-7516 (Weekdays 9am to 10pm ET) With a proxy card Call the number located on your ballot (with a touch-tone phone to vote using an automated system).

With a smartphone Vote by scanning the Quick Response Code or “QR Code” on the enclosed proxy card/voting instruction form.	Vote processing Mark, sign and date the enclosed ballot and return it in the postage-paid envelope provided.

Thank you for your support of the Alger Focus Equity Fund.

ALGER 05-25